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                                                                   EXHIBIT 10.14

                           FIRST AMENDMENT TO SUBLEASE

     THIS FIRST AMENDMENT TO SUBLEASE ("First Amendment") is made and executed as of February 27, 2001 between INLAND REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation ("Sublessor") and INLAND REAL ESTATE CORPORATION, a Maryland corporation, ("Sublessee").

                                    RECITALS

     WHEREAS, Sublessor and Sublessee entered into a Sublease (the "Sublease") dated June 27, 2000, of approximately 7,438 square feet ("Original Sublet Premises") contained in the office building located at 2901 Butterfield Road, Oak Brook, Illinois (the "Premises"); and

     WHEREAS, Sublessee desires to amend the Sublease to change the Sublet Premises to that area identified on Exhibit A attached hereto and made a part hereof ("New Sublet Premises").

     NOW, THEREFORE, for good and valuable consideration the parties hereto agree as follows:

     1. Effective as of the date of execution of this First Amendment, Sublessee hereby leases from Sublessor the New Sublet Premises. Following execution of this First Amendment, the Sublet Premises shall consist of the New Sublet Premises aggregating approximately 9,684 square feet and all Sublessee obligations and covenants contained in the Sublease shall apply to and include the New Sublet Premises. Following execution of this First Amendment, all references in the Sublease to Exhibit A shall now refer to Exhibit A attached hereto and all references to the Sublet Premises shall mean the New Sublet Premises.

     2. By execution hereof, Sublessee confirms that it has elected to exercise its option to extend the term of the Sublease commencing on July 1, 2001 and ending on June 30, 2002.

     3. Section 2.01 of the Sublease is modified to provide that commencing on July 1, 2001 and continuing on the first day of each successive month to and including June 1, 2002, the Rent as defined in the Sublease shall be paid in the following amounts:

          Annual Payment                  Monthly Payment
          --------------                  ---------------

          $170,825.76                     $14,235.48

Prior to July 1, 2001, Sublessee shall continue to be obligated to pay the monthly Rent of $10,933.86 per month.



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     All references in Section 2.01 to adjustments to the Rent payable by
Sublessee during the Second Renewal Term, Third Renewal Term, Fourth Renewal Term and Fifth Renewal Term shall include all pass-throughs including, but not limited to, real estate taxes, insurance and common area expense paid by Sublessor on a per square foot basis to the lessor under the Prime Lease on the New Sublet Premises.

     4. Section 10.02 of the Sublease is amended to permit Sublessee to complete alterations to the New Sublet Premises similar in nature and value to the improvements which were made to the Original Sublet Premises. All such alterations shall be performed lien-free by Sublessee, at its sole cost and expense, in a good and workmanlike manner and shall be expeditiously completed in compliance with all legal requirements.

     5. Except as modified hereby, the Sublease shall remain in full force and effect in accordance with its terms. All future references to the Sublease shall mean and include both the Sublease and this First Amendment.

     IN WITNESS WHEREOF, INLAND REAL ESTATE INVESTMENT CORPORATION and INLAND REAL ESTATE CORPORATION have each caused this First Amendment to Sublease to be executed all as of the day and year first above written.

                                    INLAND REAL ESTATE INVESTMENT CORPORATION


                                    By:    /s/ Brenda Gail Gujral

                                    Its:       President


                                    INLAND REAL ESTATE CORPORATION


                                    By:    /s/ Norbert J. Treonis

                                    Its:       President





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